EX-23.h.4.a

AMENDED AND RESTATED ADMINISTRATIVE SERVICES AGREEMENT

This Amended and Restated Administrative Services Agreement (the “Agreement”), amends and restates the previous Administrative Services Agreement, made as of August 22, 2008 (the “Prior Agreement”) between Genworth Variable Insurance Trust (the “Trust) and Genworth Life and Annuity Insurance Company (the “Insurance Company”), and relates to the Service Class Shares of the series of the Trust listed on Exhibit A hereto, which are referred to as the “Funds”), effective as of _____________, 2009.

WHEREAS, the Insurance Company issues variable life insurance policies and/or variable annuity contracts (each, a “Contract”); and

WHEREAS, the Insurance Company has entered into a fund participation agreement (the “Participation Agreement”) with the Trust, on behalf of each Fund, pursuant to which the Trust has agreed to make Service Class shares of the Funds available for purchase by the Insurance Company’s separate accounts or divisions thereof (each, a “Separate Account”) in connection with the allocation by Contract owners of purchase payments to corresponding investment options offered under the Contracts; and

WHEREAS, the parties to this Agreement expect that the Service Class shares of the Funds can derive substantial savings in administrative expenses by virtue of having one or more Separate Accounts each as a single shareholder of record of the Service Class shares of each Fund, rather than having numerous public shareholders of such shares and having the Insurance Company perform the administrative services listed on Exhibit B  hereto for the Service Class shares in connection with the Contracts issued by the Insurance Company; and

WHEREAS, the Insurance Company has no contractual or other legal obligation to perform such administrative services, other than pursuant to this Agreement; and

WHEREAS, the parties now desire to amend and restate the Agreement to document: (1) the addition of new series of the Trust; (2) to make this Agreement applicable to Service Class shares of the Funds; and (3) to clarify that the Agreement relates to non-distribution-related services.

NOW, THEREFORE, the parties agree as follows:

Section 1.  Administrative Services; Payments Therefor.

(a)          Insurance Company shall provide the administrative services set out in Exhibit B hereto, as may be amended from time to time, relating to the Service Class shares of the Funds.  For such services, each Fund agrees to pay to the Insurance Company, or its designee, an annual fee (the “Fee”) equal to 0.25% of the average daily net assets of the Fund attributable to the Contracts.  The parties agree that the Fee will be paid on a monthly basis.

(b)          The Fund shall calculate the Fee at the end of each applicable calculation period (as described above) and will make such payment to the Insurance Company, or its designee,

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without demand or notice from the Insurance Company, within thirty (30) days thereafter, in a manner mutually agreed upon by the parties to this Agreement from time to time.

 Section 2.  Term and Termination.  This Agreement may be terminated with respect to any Fund, without penalty on sixty (60) days written notice by:  (1) the Insurance Company; or (2) by the Board of Trustees of the Trust.  Unless so terminated, this Agreement shall continue in effect for so long as the Insurance Company provides the services contemplated hereunder with respect to Contracts under which values or monies are allocated to a Fund.

Section 3.  Amendment and Assignment.  This Agreement may be amended or assigned only upon mutual agreement of the parties in writing.

Section 4.  Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered:

Genworth Variable Insurance Trust
Contra Costa Boulevard, Suite 600
Pleasant Hill, CA 94523-3967
Attention:  President

Genworth Life and Annuity Insurance Company
6620 West Broad Street, Building 2
Richmond, VA 23230
Attention: General Counsel, Securities

Section 5.  Miscellaneous.

(a)          Successors and Assigns.  To the extent this Agreement is transferred to another party, this Agreement shall be binding upon the parties and their transferees, successors and assigns.  The benefits of and the right to enforce this Agreement shall accrue to the parties and their transferees, successors and assigns.

(b)          Intended Beneficiaries.  Nothing in this Agreement shall be construed to give any person or entity other than the parties any legal or equitable claim, right or remedy.  Rather, this Agreement is intended to be for the sole and exclusive benefit of the parties.

(c)          Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

(d)          Applicable Law.  This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the Commonwealth of Virginia without reference to the conflict of law principles thereof.

(e)          Severability.  If any portion of this Agreement shall be found to be invalid or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the

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remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been inserted.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

GENWORTH VARIABLE INSURANCE TRUST

By:           _____________________________________
Name:     Carrie E. Hansen
Title:       President

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY

By:           _____________________________________
Name:      _____________________________________
Title:        _____________________________________

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Exhibit A
to the
Administrative Services Agreement

Name of Fund                                                                                                     Share Class                           Effective Date
Genworth Calamos Growth Fund                                                                    Service Class                        December__, 2009
Genworth Columbia Mid Cap Value Fund                                                     Service Class                        December__, 2009
Genworth Davis NY Venture Fund                                                                 Service Class                        December__, 2009
Genworth Eaton Vance Large Cap Value Fund                                             Service Class                        December__, 2009
Genworth Legg Mason Aggressive Growth Fund                                       Service Class                        December__, 2009
Genworth PIMCO StockPLUS Fund                                                               Service Class                        December__, 2009
Genworth Putnam International Capital Opportunities Fund                     Service Class                         December__, 2009
Genworth Thornburg International Value Fund                                           Service Class                         December__, 2009
Genworth Goldman Sachs Enhanced Core Bond Index Fund                     Service Class                        December__, 2009
Genworth 40/60 Index Allocation Fund                                                          Service Class                        December__, 2009
Genworth 60/40 Index Allocation Fund                                                          Service Class                        December__, 2009
Genworth Moderate Allocation Fund                                                            Service Class                         December__, 2009
Genworth Growth Allocation Fund                                                                 Service Class                        December__, 2009
Genworth Enhanced Small Cap Index Fund                                                   Service Class                        December__, 2009
Genworth Enhanced International Index Fund                                             Service Class                         December__, 2009

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Exhibit B

ADMINISTRATIVE SERVICES FOR THE TRUST

MAINTENANCE OF BOOKS AND RECORDS:

▪	Maintaining a record of share purchases to assist transfer agent in recording issuance of shares.

▪	Performing miscellaneous account services to assist transfer agent in recording transfers of shares (via net purchase orders).

▪	Reconciliation and balancing of the separate account at the Fund level in the general ledger and reconciliation of cash accounts at general account.

PURCHASE ORDERS:

▪	Determination of net amount of cash flow into Fund.

▪	Reconciliation and deposit of receipts at Fund and confirmation thereof.

REDEMPTION ORDERS:

▪	Determination of net amount required for redemptions by Fund.

▪	Notification to Fund of cash required to meet payments for redemption.

REPORTS:

▪	Periodic information reporting to the Trust as mutually agreed to in writing by the Insurance Company and the Trust.

FUND-RELATED CONTRACT OWNER SERVICES:

▪
Telephone support for Contract owners with respect to inquiries about the Service Class shares of the Funds (not including information about performance or related to sales) available in the Contracts.

▪	Facilitation of the tabulation of Contract owners’ votes in the event of a rust shareholder vote.

▪	Delivery of current prospectuses, reports, proxies and other informational materials to Contract owners.

OTHER ADMINISTRATIVE SUPPORT:

▪	Sub-Accounting services as mutually agreed to in writing by the Insurance Company and the Trust.

▪	Providing other administrative support to the Trust as mutually agreed to in writing by the Insurance Company and the Trust.

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▪	Relieving the Trust of other usual or incidental administrative services provided to individual Contract owners as mutually agreed to in writing by the Insurance Company and the Trust.

▪	Preparation of reports to certain third-party reporting services as mutually agreed to in writing by the Insurance Company and the Trust.